Contact:
Investor Relations: 408-566-5600, investor_relations@webex.com
Press: Colin Smith 408-566-5694, colin.smith@webex.com

WebEx Announces Fourth Quarter and 2005 Year End Results

SANTA CLARA, Calif., February 2, 2006—WebEx Communications, Inc. (Nasdaq: WEBX), the leading provider of on-demand collaborative business applications, today announced financial results for the fourth quarter of 2005 and year ended December 31, 2005.

Revenue
For the fourth quarter of 2005, revenue was $83.7 million, including $3.2 million from services acquired in the Intranets.com acquisition. Revenue in the fourth quarter of 2005 represented a 24% increase from $67.7 million in the fourth quarter of 2004.

For the year 2005, revenue was $308.4 million, a 24% increase from $249.1 million in the year 2004.

GAAP Earnings
For the fourth quarter of 2005, net income on a GAAP basis was $13.3 million and diluted earnings per share were $0.28, compared to $15.8 million and diluted earnings per share of $0.34 for the fourth quarter of 2004. The fourth quarter of 2004 included a tax benefit of $3.8 million or $0.08 per diluted share, associated with the release of a valuation allowance for net operating loss carryforwards.

For the year 2005, net income was $52.7 million and diluted earnings per share were $1.10, compared to $47.9 million and diluted earnings per share of $1.03 for the year 2004. Again, the results for the year 2004 included a tax benefit of $3.8 million or $0.08 per diluted share.

Non-GAAP Earnings
For the fourth quarter of 2005, net income on a non-GAAP basis was $14.2 million, a 17% increase over the $12.1 million from the fourth quarter of 2004. Diluted earnings per share were $0.30 in the fourth quarter of 2005, a 15% increase from $0.26 per share in the fourth quarter of 2004. Non-GAAP EPS excludes the 2004 tax benefit, stock based compensation and certain expenses associated with the acquisition of Intranets.com, such as the non-cash amortization of intangible assets, certain employee compensation and the write-off of in-process research and development costs.

For the year 2005, net income on the same non-GAAP basis was $54.0 million, a 21% increase from $44.5 million for the year 2004. Diluted earnings per share in 2005 were $1.13, an 18% increase from $0.96 per share in the year 2004.

Cash
Cash and short-term investments at end of the fourth quarter of 2005 were $197.2 million. Cash flow from operations was $15.5 million, partially offset by $6.1 million of capital expenditures, yielding free cash flow of $9.4 million for the three months ended December 31, 2005. During the fourth quarter of 2005, WebEx spent approximately $14.1 million under its stock buyback program, repurchasing approximately 610,000 shares of common stock. WebEx received $7.7 million in cash from stock issuances under employee stock plans during the fourth quarter of 2005.

“I am pleased to report that the fourth quarter of 2005 was the strongest new order booking quarter in the history of WebEx,” said Subrah Iyar chairman and chief executive officer of WebEx. “We added a record of nearly 1,000 net new customers for our core applications. During the fourth quarter we also significantly expanded our on-demand applications suite with new products that included WebOffice, MeetMeNow and PCNow. We enter 2006 with our strongest product line ever.”

Guidance
The following contains forward-looking guidance regarding WebEx’s financial outlook. The following statements are based on current expectations.

For the first quarter of 2006, WebEx anticipates revenues in the range of $85 to $87 million, GAAP EPS in the range of $0.16 to $0.18 and Non-GAAP EPS in the range of $0.29 to $0.31. Non-GAAP EPS excludes stock based compensation and certain expenses associated with the acquisition of Intranets.com, such as the non-cash amortization of intangible assets and certain employee compensation expenses.

On a full year basis for 2006, WebEx re-affirms anticipated revenues in the range of $370 to $385 million. WebEx anticipates GAAP EPS in the range of $0.84 to $0.94, and Non-GAAP EPS in the range of $1.30 to $1.40, after excluding stock based compensation and certain expenses associated with the acquisition of Intranets.com, as described above.

Conference Call
Management will host the quarterly WebEx online meeting to discuss the results today February 2, 2006, beginning at 5:00 p.m. Eastern time. In conjunction with the audio call, there will be a WebEx meeting for the visual part of the presentation.

Interested parties may participate in the WebEx online meeting in one of the two ways:
• To join the WebEx online meeting and listen to the audio via the computer (WebEx VoIP), please go to http://webex.com/q4_earnings_voip

• To join the WebEx online meeting and listen to the audio via the telephone, please go to http://webex.com/q4_earnings_tele and call 617-614-3933 and enter passcode 90504408.

For those unable to participate in the live WebEx meeting, a replay will be available beginning one hour after the conclusion of the meeting. To replay the recorded WebEx meeting, go to http://webex.com/q4_replay or to replay the audio only, call +1-617-801-6888 and enter reservation number 90504408.

Non-GAAP Financial Measures
This press release includes financial measures for earnings per share and net income for our results for the the fourth quarter of 2004 and the year 2004, the fourth quarter of 2005 and the year 2005 and guidance for the first quarter of 2006 and the year 2006 that have not been calculated in accordance with generally accepted accounting principles (GAAP). These differ from GAAP in that they exclude expenses associated with stock based compensation, tax benefits associated with the release of a valuation allowance for net operating loss carryforwards, and certain expenses from the acquisition of Intranets.com, including the effects of non-cash amortization of intangible assets, certain employee compensation and the write off of in-process research and development. WebEx believes that providing these non-GAAP financial measurements is useful to its investors because they provide a consistent basis for comparison of WebEx’s financial condition and results of operations between quarters, which comparison is not influenced by changes in accounting rules for stock based compensation, certain tax benefits and acquisition related expenses associated with the purchase of Intranets.com. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share or net income calculated in accordance with GAAP. A reconciliation of these GAAP and non-GAAP financial measures is included in the attached tables.

About WebEx Communications, Inc.
WebEx Communications, Inc. is the leading provider of on-demand collaborative applications and services. WebEx applications are used across the enterprise in sales, support, training, marketing, engineering and product design. WebEx delivers its suite of collaborative applications over the WebEx MediaTone Network, a global network specifically designed for secure delivery of on-demand applications. WebEx Communications is based in Santa Clara, California and has regional headquarters in Europe, Asia and Australia. Please call toll free 877-509-3239 or visit http://www.webex.com for more information.

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This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by use of the terms anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include, but are not limited to, statements regarding guidance for the first quarter of 2006 and the year 2006 on anticipated revenues and earnings per share. Factors which could contribute to risks and uncertainties include, but are not limited to the failure of WebEx to meet financial expectations, decrease in demand for WebEx services, the failure of WebEx to meet projections in domestic and international direct sales activity, channel sales, customer retention and expense control, failures and interruptions in the software and systems underlying WebEx’s services, the effects of competitive offerings, and additional expenses associated with the further integration of Intranets.com. A fuller discussion of the risks and uncertainties that could affect WebEx Communications, Inc. are more fully set forth in WebEx Communications, Inc.’s filings with the Securities and Exchange Commission, including WebEx’s Form 10-Q filed on November 8, 2005. WebEx Communications, Inc. assumes no obligation to update forward-looking information contained in this press release.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$83,685	$67,693	$308,422	$249,133

Cost of revenues	15,097	10,927	54,250	41,854
Gross profit	68,588	56,766	254,172	207,279

Operating expenses:
Sales and marketing	28,219	21,691	102,707	84,192
Research and development	12,099	9,740	45,713	34,342
General and administrative	8,368	5,857	26,171	18,713
Total operating expenses
before equity-based compensation	48,686	37,288	174,591	137,247

Operating income
before equity-based compensation	19,902	19,478	79,581	70,032

Equity-based compensation	3	124	13	571

Operating income
including equity-based compensation	19,899	19,354	79,568	69,461

Interest and other income (expense), net	1,726	(409)	6,613	308
Net income before income tax	21,625	18,945	86,181	69,769

Provision for income tax	8,289	3,169	33,440	21,889
Net income	$13,336	$15,776	$52,741	$47,880

Net income per share
Basic	$0.29	$0.35	$1.15	$1.09
Diluted	$0.28	$0.34	$1.10	$1.03

Shares used in net income per share calculations
Basic	46,204	44,477	45,819	43,817
Diluted	47,803	47,012	47,775	46,451

An itemized reconciliation between net income on a GAAP basis and non-GAAP basis is as follows:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

GAAP net income	$13,336	$15,776	$52,741	$47,880
Equity-based compensation	3	124	13	571
Amortization of acquisition-related intangibles	723	-	900	-
Acquisition-related charges	680	-	846	-
In-process research and development charge	-	-	307	-
Tax benefit	-	(3,755)	-	(3,755)
Income tax effect of reconciling items[1]	(539)	(45)	(802)	(210)
Non-GAAP net income	$14,203	$12,100	$54,005	$44,486

Non-GAAP net income per share
Basic	$0.31	$0.27	$1.18	$1.02
Diluted	$0.30	$0.26	$1.13	$0.96

Shares used in non-GAAP net income per share calculations
Basic	46,204	44,477	45,819	43,817
Diluted	47,803	47,012	47,775	46,451

[1] Income tax for non-GAAP is calculated for 2005 and 2004 by applying the effective tax rate to the reconciling items. For 2004, the effective tax rate is calculated after add-back of the tax benefit of $3.8 million.

WebEx Communications, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In 000's)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$68,416	$110,552
Short-term investments	128,795	74,586
Accounts receivable, net	51,231	32,438
Prepaid expenses and other current assets	7,231	4,817
Prepaid income taxes	-	1,739
Deferred tax assets	6,326	4,665
Total current assets	261,999	228,797

Property and equipment, net	51,592	44,783
Goodwill	28,224	1,822
Intangible assets, net and other assets	18,032	4,667
Deferred tax assets	2,930	5,724
Total assets	$362,777	$285,793

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$9,368	$8,685
Accrued liabilities	24,737	20,179
Deferred revenue	12,652	9,867
Income tax payable	4,252	-
Total current liabilities	51,009	38,731

Stockholders' equity:
Common stock	46	45
Additional paid-in capital	258,002	245,807
Deferred equity-based compensation	-	(15)
Accumulated other comprehensive income	2,022	2,268
Accumulated earnings/(deficit)	51,698	(1,043)
Total stockholders' equity	311,768	247,062

Total liabilities and stockholders' equity	$362,777	$285,793

WebEx Communications, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In 000's)

	Twelve months ended
	December 31,
	2005	2004

Cash flows from operating activities:
Net income	$52,741	$47,880
Adjustments to reconcile net income to net cash provided by
operating activities:
Provisions for doubtful accounts and sales reserve	15,352	7,672
Depreciation and amortization	15,989	12,368
Loss from disposal of assets	464	-
Deferred income taxes	583	11,622
Tax benefit of stock plans	10,459	8,596
In-process research and development charge	307	-
Equity-based compensation	13	571
Changes in operating assets and liabilities:
Accounts receivable	(32,974)	(18,696)
Prepaid expenses and other current assets	(2,303)	(2,312)
Other non-current assets	(36)	437
Accounts payable	(527)	4,037
Accrued liabilities	545	1,226
Income tax payable	5,529	(5,510)
Deferred revenue	2,152	219
Other	298	695
Net cash provided by operating activities	68,592	68,805

Cash flows from investing activities:
Net purchases of short-term investments	(54,751)	(10,947)
Payments made in connection with business acquisitions, net of cash acquired	(40,023)	(4,535)
Purchases of property and equipment	(17,691)	(37,193)
Net cash used in investing activities	(112,465)	(52,675)

Cash flows from financing activities:
Net proceeds from issuances of common stock	35,876	29,252
Repurchase of common stock	(34,139)	(5,826)
Net cash provided by financing activities	1,737	23,426
Net change in cash and cash equivalents	(42,136)	39,556
Cash and cash equivalents at beginning of the period	110,552	70,996
Cash and cash equivalents at end of the period	$68,416	$110,552